Dated: April 1, 2008

SCHEDULE A

To the Administration Agreement by and among

The Munder Funds and Munder Capital Management

FUNDS, FEES & EXPENSES

Funds

Munder Series Trust

Institutional Money Market Fund

Liquidity Money Market Fund

Munder Asset Allocation Fund – Balanced

Munder Bond Fund

Munder Cash Investment Fund

Munder Energy Fund

Munder Index 500 Fund

Munder Intermediate Bond Fund

Munder International Bond Fund

Munder International Equity Fund

Munder International Fund-Core Equity

Munder International Small-Mid Cap Fund

Munder Internet Fund

Munder Large-Cap Growth Fund

Munder Large-Cap Value Fund

Munder Micro-Cap Equity Fund

Munder Mid-Cap Core Growth Fund

Munder Mid-Cap Value Fund

Munder Real Estate Equity Investment Fund

Munder S&P MidCap Index Equity Fund

Munder S&P SmallCap Index Equity Fund

Munder Small-Cap Value Fund

Munder Small-Mid Cap Fund

Munder Small-Mid Cap 130/30 Fund

Munder Tax-Free Money Market Fund

Munder Tax-Free Short & Intermediate Bond Fund

Munder Technology Fund

Munder Series Trust II

Munder Healthcare Fund

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Fees

The following fee schedule is effective as of April 1, 2008

I. Standard Basis Point Fees

ANNUAL FEES – Each fund will pay the greater of the fund basis point fee or the fund minimum fee.

First $100 Million of a Fund’s Net Assets	15.3 Basis Points
Next $150 Million of a Fund’s Net Assets	12.8 Basis Points
Next $250 Million of a Fund’s Net Assets	10.4 Basis Points
Next $500 Million of a Fund’s Net Assets	7.9 Basis Points
Thereafter	5.5 Basis Points
Annual Fund Minimum	$50,000 plus $6,000 for each active class greater than one.

The basis point fees are annual charges computed daily and payable monthly based on average daily net assets. Basis point fees will be calculated on a fund level basis. There is no complex level minimum. Annual Fund minimum fees, if greater than the basis point fees, are billed and payable monthly on a pro rata basis.

II. Leverage Fee

An additional annual fee of $10,000 will be charged to each Fund for leverage monitoring and additional financial statement preparation required for Funds that utilize leverage.

III. Financial Reporting Fee

An additional annual fee of $8,000 will be charged to each Fund in connection with the preparation, review and filing of quarterly portfolio holdings reports on Form N-Q and the preparation of standardized expense disclosure and portfolio holdings information to be included in annual and semi-annual reports on Form N-CSR.

IV. FAS 157 Reporting Fee

An additional annual fee of $800 will be charged to each Fund in connection with the preparation, review and filing in quarterly portfolio holdings reports on Form N-Q and annual and semi-annual reports on Form N-CSR of disclosure necessary to comply with Statement of Financial Accounting Standards No. 157 (“FAS 157”).

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V. Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for self-directed securities lending transactions, non-standard SaFiRe financial reporting, Gateway reporting system, master/feeder accounting and other special items will be negotiated separately. New funds added to the family will be separately negotiated.

VI. Payment

The above fees will be charged against the Funds’ custodian checking account five (5) days after the invoice is delivered to the Funds’ offices, unless otherwise instructed. If instructed otherwise, all open invoices in excess of 10 days after the invoice is mailed will accrue interest daily at the Fed Funds Rate.

MUNDER SERIES TRUST MUNDER SERIES TRUST II		MUNDER CAPITAL MANAGEMENT

BY:	/s/ Stephen J. Shenkenberg	BY:	/s/ Peter K. Hoglund
Name:	Stephen J. Shenkenberg	Name:	Peter K. Hoglund
Title:	Vice President, Secretary & CCO	Title:	Managing Director, Chief Administrative Officer
Date:	2/15/08	Date:	2/29/08

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